Exhibit 99.1

Empire Resorts Contact:	Investor Contact:	PR Contact:
Charles A. Degliomini	Jody Burfening / Chris Witty	Adam Handelsman
VP, Communications & Government Relations	Lippert/Heilshorn & Associates, Inc.	Jules Feiler 5W Public Relations
(845) 807-0001	(212) 838-3777	(212) 999-5585
	cwitty@lhai.com	ahandelsman@5wpr.com

FOR IMMEDIATE RELEASE

Empire Resorts Announces Appointment of Frank Catania to Board

Formerly Led New Jersey Division of Gaming Enforcement

MONTICELLO, N.Y. - Nov. 17, 2005--Empire Resorts, Inc. (NASDAQ: NYNY) today announced that, effective November 16, 2005, Frank Catania has joined its board of directors to fill one of two vacant seats. Mr. Catania, currently a principal at Catania Consulting Group, a gaming consulting firm with expertise in Native American affairs, was previously the director of New Jersey's Division of Gaming Enforcement, the agency charged with regulating Atlantic City casinos. He also brings over 30 years of legal experience with an emphasis on both gaming and litigation. Mr. Catania will serve on the Empire board as an independent director.

David P. Hanlon, CEO and president of Empire Resorts, stated, "We are honored to have someone of Frank's caliber join our board of directors. His regulatory background, gaming expertise, and work with Native American tribes make him particularly suitable to Empire. I am certain he will bring a fresh perspective to the company and make a very substantial and long-lasting contribution. We welcome him during this exciting time, as we prepare to make history in the Catskills and explore new growth opportunities."

Frank Catania, Esq.

Frank Catania has been a principal at Catania Consulting Group and a lawyer at Catania & Associates since January, 1999. Prior to this, he was the assistant attorney general and director of New Jersey's Division of Gaming Enforcement, a position he took in 1994. Mr. Catania was a managing partner at the law offices of Catania & Harrington up until that time and was engaged in all aspects of civil and criminal litigation, real estate transactions, and corporate representation. He was also elected and served as the assemblyman for New Jersey's 35th Legislative District from 1990 through 1994. Mr. Catania is currently a member of the

International Masters of Gaming Law association and was chairman of the International Association of Gaming Regulators from 1998 to 1999. He has a J.D. from Seton Hall University School of Law and a B.A. from Rutgers College.

About Empire Resorts, Inc.

Empire operates the Monticello Raceway and is involved in the development of other legal gaming venues in New York. Empire opened Mighty M Gaming at the Raceway site on June 30, 2004. This facility features over 1,500 video gaming machines and amenities such as a 350-seat buffet and live entertainment. Empire is also working to develop a $500 million "Class III" Native American casino and resort on a site adjacent to the Raceway and other gaming and non-gaming resort projects in the Catskills region and other areas.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the need for regulatory approvals, financing and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including (i) the risk that the various approvals necessary as described herein and other approvals required to be obtained from the United States Congress, the Bureau of Indian Affairs, the National Indian Gaming Regulatory Commission, the Governor of the State of New York and various other federal, State and local governmental entities are not received, (ii) the risk that financing necessary for the proposed programs or projects may not be able to be obtained because of credit factors, market conditions or other contingencies, (iii) the risk that sovereign Native American governments may exercise certain broad rights with regard to termination of its agreements with the company (iv) the risk of non-compliance by various counterparties of the related agreements, and (v) general risks affecting the company as described from time to time in it's reports filed with the Securities and Exchange Commission. For a full discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report or Form 10-K for the most recently ended fiscal year.